Telesis Technology Corporation Receives New Orders Totaling in Excess of $ 601,000.00

Palmetto, Florida – August 29th, 2005 – Telesis Technology Corporation (OTC: TLST) today announced that the Company has received a series of new orders totaling $ 601,000.00 specifically for the repair and maintenance of weapons systems, ground support and commercial equipment spares program as of August, 2005.  Deliveries and performance on these contracts are expected to commence during the third quarter of 2005 and continue through the fourth quarter of 2005.

Mr. Hasit Vibhakar, Chairman, CEO & President of Telesis commented "Telesis continues to effectively execute its business plan as evidenced by its record growth and performance of the first half of the year.  We remain confident that our strong operating performance will continue for the remainder of 2005.”  We have also demonstrated strong growth in the test and commercial sectors by adding 106 new customers in the first half of 2005.  We intend to continue building a strong foundation for Telesis by adding new customers and expanding our products and services.”

About Telesis Technology Corporation

Telesis Technology Corporation is a diversified Federal Aerospace & Defense Contractor.  Our products are in worldwide use, supporting communication systems, networks, test systems and applications for the Aerospace & Defense sectors.  Telesis Technology Corporation has several operating divisions with locations in Palmetto, Florida, Superior, Nebraska and Singapore.  Company information can be obtained at http://www.telesistechnology.com

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act Reform Act of 1995. In this press release, the words "estimate," "project," "believe," "anticipate," "intend," "expect," and similar expressions are intended to identify forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, the Company's ability to obtain additional financing to implement its business strategy, the delay or failure to properly manage growth and successfully integrate acquired companies and operations, lack of geographic diversification, imposition of new regulatory requirements affecting its business, a downturn in the general economic conditions, and other risks detailed from time to time in the Company's periodic reports filed with the SEC.

Contact:

Investor Relations

Hasit Vibhakar

Telesis Technology Corporation

941-795-7441 ext: 228

ir@telesistechnology.com